Registration No. 333-124274
                                                                      ----------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                                 AMENDMENT NO. 4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ION NETWORKS, INC.
                 (Name of Small Business Issuer in Its Charter)

          DELAWARE                         754813                22-2413505
(State or Other Jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)    Identification
                                                                   Number)

                              120 CORPORATE BLVD.,
                           SOUTH PLAINFIELD, NJ 07080
                                 (908) 546-3900
        (Address and Telephone Number of Principal Executive Offices and
                          Principal Place of Business)

                                 NORMAN E. CORN
                             CHIEF EXECUTIVE OFFICER
                              120 CORPORATE BLVD.,
                           SOUTH PLAINFIELD, NJ 07080
                                 (908) 546-3900
            (Name, Address and Telephone Number of Agent For Service)

                                   Copies to:
                                 JAMES ALTERBAUM
                               MOSES & SINGER LLP
                           1301 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019
                                 (212) 554-7800

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE


This Amendment No. 4 on Form SB-2/A to ION Networks, Inc. (the "Company" or the "Registrant") to Form SB-2 ("Original Filing") which was filed with the Securities and Exchange Commission on April 22, 2005, and Amended on June 15, 2005, July 12, 2005 and August 1, 2005 is being filed to amend the Original Filing as follows:

     -- Item 27 Exhibits, is amended to reflect the refilling of the legal opinion of Moses & Singer LLP (Exhibit 5) to cover an additional 1,781,582 shares of common stock being registered here by.

Except for the amendment described above, this Form SB-2/A does not modify or update other disclosures in, or exhibits to, the Original Filing as previously amended.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of ION is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:
(i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows (all of such expenses, other than the SEC registration fee are estimated):

Registration Fee                         $           272
Legal Fees and Expenses                           19,000
Accounting Fees and Expenses                      15,000
Miscellaneous Expenses                             1,000
                                          ---------------
Total                                    $        35,272
                                          ===============

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

On March 31, 2005, ION Networks, Inc. ("ION") entered into a purchase agreement with various accredited investors ("Investors"), pursuant to which Ion completed a private placement of 4,411,764 shares of common stock and warrants to purchase an additional 2,205,882 shares of common stock. Certain of the Investors beneficially owned approximately 11% of Ion common stock prior to the transaction. The total offering price was $750,000. The shares of common stock were issued at $0.17 cents per share and the warrants are exercisable at a price of $0.23 per share subject to certain anti-dilution adjustments. The warrants will expire on March 31, 2010. In the event that the closing bid price of the Company's common stock equals or exceeds $0.69 per share for a period of 20 consecutive trading days and certain other conditions are met, the Company may redeem the warrants on 30 days prior written notice (during which periods the warrants may be exercised) for a redemption price of $.001 per share of common stock underlying such warrants. ION also agreed to file a registration statement, registering for resale the shares of common stock as well as the shares issued upon exercise of the warrants, within 45 days from March 31, 2005, and thereafter to use commercially reasonably efforts to cause such registration statement to become effective as soon as practicable. The registration statement must be declared effective no later than the earlier of five business days after the SEC determines that no review of the registration statement will be made and 120 days after March 31, 2005. If ION Networks, Inc. fail to meet these registration obligations or to maintain the effectiveness of the registration statement as required under the terms of the Agreements, then ION Networks, Inc. will be obligated to make certain cash liquidated damage payments to the Investors.

The securities in this private placement were issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended ("1933 Act"), as amended, and Rule 506 promulgated thereunder. The exemption was established by the representation of each purchaser as to its status as an accredited investor, that it was purchasing the securities for its own account and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act and the acknowledgment by each purchaser that resale of the securities may not be made unless registered under the 1933 Act, or another exemption is available. In addition, the securities bear a legend indicating such restrictions on transferability.

On August 5,  2004,  the  Company  issued,  for  $200,000  cash,  a  convertible debenture (the "Debenture") to Stephen M. Deixler, one of the Company's directors. The Debenture matures on August 5, 2008 and bears interest at five (5%) percent per annum, compounded annually. The principal amount of the Debenture is convertible into shares of the Company's common stock, $.001 par value at a conversion price equal to $0.083 per share (the "Conversion Price"), which is equal to the ten (10) day average of the closing prices of the Company's common stock, as quoted on the OTC Bulletin Board during the five (5) trading days immediately prior to and subsequent to August 5, 2004. The principal amount of the Debenture is convertible at the Conversion Price at the option of the holder, or after August 5, 2005 at the Company's option if the Company's common stock trades at a price of at least $0.166 for twelve (12) trading days in any fifteen (15) trading day period. The Company is also entitled to prepay the principal amount of the Debenture, at any time after August 5, 2005, but shall be required to pay a premium of two (2%) percent in the second year after issuance of the Debenture of the principal amount prepaid, for prepayments made during that period. The Company has granted certain "piggyback" registration rights to the holder to register for resale the shares issuable upon conversion of the Debenture. In 2004, the Company recorded $4,167 of related party interest expense as part of the statement of operations. The securities in this private placement were issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended ("1933 Act"), as amended, and Rule 506 promulgated thereunder. The exemption was established by the representation of the purchaser as to his status as an accredited investor, that it was purchasing the securities for his own account and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act and the acknowledgment by the purchaser that resale of the securities may not be made unless registered under the 1933 Act, or another exemption is available. In addition, the securities bear a legend indicating such restrictions on transferability.

In January 2004, the Company issued options to certain officers to purchase 1,000,000 shares of the Company's Common Stock, which vested immediately. The exercise price of the options ranged from $0.045 to $0.06. At December 31, 2004, 750,000 options were outstanding and exercisable. The securities in this private placement were issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended ("1933 Act"), as amended, and Rule 506 promulgated thereunder, based on the fact that the options were issued to two executive officers of the Company for their own account and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act and the acknowledgment by the purchaser that resale of the securities may not be made unless registered under the 1933 Act, or another exemption is available.

On September 13, 2002 the Company issued 166,835 Series A Preferred Stock to certain officers and directors of the Company for a total purchase price of $300,363. Each share of Series A Preferred Stock is convertible into ten shares of common stock and has a liquidation preference of $1.80. The securities in this private placement were issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended ("1933 Act"), as amended, and Rule 506 promulgated thereunder. The exemption was established by the representation of each purchaser as to its status as an accredited investor, that it was purchasing the securities for its own account and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act and the acknowledgment by each purchaser that resale of the securities may not be made unless registered under the 1933 Act, or another exemption is available. In addition, the securities bear a legend indicating such restrictions on transferability.

ITEM 27. EXHIBITS.


     Exhibit
     No.       Description
     -------   -----------

      3.1 (i)Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on August 5, 1998./(2)/

               (ii)Certificate of Amendment of the Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on December 11, 1998./(2)/

               (iii)Certificate of Amendment of the Certificate of Incorporation, as filed with the Secretary of state of the State of Delaware an October 12, 1999./(3)/

               (iv)Amended and Restated Certificate of Designation of Rights Preferences, Privileges and Restrictions of Series A Preferred Stock of ION Networks, Inc. /15/

      3.2      By-Laws of the Company./(19)/

      3.3      Form of Specimen Common Stock Certificate of the
                                               Company./(4)/

      4.1      1994 Stock Option Plan of the Company. /(1)/

      4.2      1998 Stock Option Plan of the Company./(2)/

      4.3      1998 U.K. Sub-Plan of the Company, as amended./(2)/

      4.4      2000 Stock Option Plan of the Company./(12)/

      4.5      Form of Warrant Agreement dated July 17, 2001./(11)/

      4.6      Form of Warrant Agreement dated February 14, 2002./(11)/

      4.7      Convertible Debenture dated August 5, 2004./19/

      4.8      Form of Warrant Agreement dated March 31, 2005. /(22)/

      5.0      Opinion of Moses & Singer LLP. *

     10.3 Agreement dated as of December 19, 1994 by and between LeeMAH DataCom Security Corporation and Siemens Rolm Communications Inc./(4)/

     10.4 Equipment Lease Agreements dated October 29, 2003 by and between the Company and GE Capital Corporation. /(21)/

     10.5 (i)Non-negotiable Promissory Note in the principal amount of $750,000 issued by Stephen B. Gray to the Company./(5)/

     Exhibit
     No.       Description
     -------   -----------

               (ii)First Amendment to Promissory Note dated as of August 5, 2000 by and between the Company and Stephen B. Gray./(5)/

     10.6 (i) Separation and Forbearance Agreement made as of October 5, 2000 between the Company and Stephen B. Gray./(6)/

               (ii)Promissory Note in the amount of $163,000 dated October 5, 2000 made by Stephen B. Gray to the Company./(6)/

     10.7 Materials and Services Contract dated January 16, 2001, between the Company and SBC Services, Inc./(7)/

     10.8 Stock Purchase Agreement dated August 11, 2000 by and between the Company and the parties identified therein./(7)/

     10.9 Purchase Agreement by and between the Company and the Selling Shareholders set forth therein dated February 7, 2002./(13)/


     10.10 Employment Agreement dated October 4, 2001 between the Company and Kam Saifi./(9)/+

     10.11 Employment Agreement dated October 17, 2001 between the Company and Cameron Saifi./(10)/+

     10.12 Employment Agreement dated February 25, 2002, between the Company and William Whitney./15/+

     10.13 Amended and Restated Employment Agreement dated August 15, 2003, between the Company and Norman E. Corn./16/

     10.14 Employment Agreement dated September 15, 2003, between the Company and Patrick E. Delaney./14/

     10.15 Lease Agreement dated July 21, 2003 by and between the Company and 116 Corporate Boulevard, LLC, Inc. /(17)/

     10.16 Separation Agreement dated March 29, 2004 between the Company and Kam Saifi. /(21)/

     10.17 Separation Agreement dated October 14, 2004 between the Company and Cameron Saifi. /(21)/

     10.18 First Amendment to the Amended and Restated Employment Agreement dated September 8, 2003 by and between the Company and Norman E. Corn dated November 10, 2004 /(21)/

     10.19 First Amendment to the Employment Agreement dated September 15, 2003 by and between the Company and Patrick E. Delaney dated November 10, 2004. /(21)/

     10.20 Employment Agreement dated August 31, 2004 by and between the Company and Henry A. Hill. /20/

     10.21 Severance Agreement dated September 2, 2004 by and between the Company and William Whitney. /(21)/

     Exhibit
     No.       Description
     -------   -----------

     10.22 Severance Agreement dated September 2, 2004 by and between the Company and Henry Gold. /(21)/


     10.23 Option Agreement dated January 28, 2004 by and between the Company and Norman E. Corn. /(21)/

     10.24 Option Agreement dated January 28, 2004 by and between the Company and Patrick E. Delaney. /(21)/

     10.25 Agreement dated February 25, 2005 by and between the Company and Sprint/Untied Management Company. /(21)/

     10.26 Agreement dated October 28, 2004 by and between the Company and General Dynamics Network Systems. /(21)/

     10.27 Purchase Agreement dated March 31, 2005 by and between the Company And the selling stockholders identified therein. /(22)/

     10.28 Registration Rights Agreement dated March 31,2005, by and between the Company and the Selling Shareholders identified therein. /(22)/

     16.1 Letter dated October 31,2003, from Deloitte & Touche, LLP. To the Securities and Exchange Commission./(8)/

     21.1      List of Subsidiaries. /(21)/

     23.1      Independent Registered Public Accounting Firm's Consent./(24)/

     23.2 Consent of Moses & Singer LLP (incorporated by reference to Opinion Of Moses & Singer filed as Exhibit 5).

     24        Power of Attorney./(23)/

(1) Incorporated by reference to the Company's Registration Statement on Form S-8 filed on August 15, 1995.
(2) Incorporated by reference to the Company's Registration Statement on Form S-8 filed on April 22, 1999.
(3) Incorporated by reference to the Company's Registration Statement on Form S-8 filed on March 17, 2000.
(4) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999.
(5) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed on June 28, 2000.
(6) Incorporated by reference to the Company's Quarterly report on Form 10-QSB filed on November 14, 2000
(7) Incorporated by reference to the Company's Annual report on Form 10-KSB filed on June 29, 2001.
(8) Incorporated by reference to the Company's Annual report on Form 8-KSB filed on October 31, 2003.
(9) Incorporated by reference to the Company's Current Report on Form 8-K filed on October 23, 2001.
(10) Incorporated by reference to the Company's Current Report on Form 8-K filed on October 24, 2001.
(11) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002, as filed on July 1, 2002.
(12) Incorporated by reference to the Company's Registration Statement on Form S-8 filed on January 11, 2002.
(13) Incorporated by reference to the Company's Registration Statement on Form S-3 filed on March 4, 2002.
(14) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed on November 17, 2003.
(15) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed on April 15, 2003.
(16) Incorporated by reference to the Company's Quarterly Report on Form 10QSB filed on September 12, 2003.
(17) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed for the year ended December 31, 2003.
(18) Incorporated by reference to the Company's Annual Report on Form 10-KSB/A, Amendment No.2, for the fiscal year ended March 31, 2002, as filed on August 2, 2002.
(19) Incorporated by reference to the Company's Quarterly Report on Form 10QSB filed on August 13, 2004.
(20) Incorporated by reference to the Company's Quarterly Report on Form 10QSB filed on November 15, 2004
(21) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
(22) Incorporated by reference to the Company's Current Report on Form 8-K filed on April 5, 2005.
(23) Incorporated by reference to the Company's Registration Statement on Form SB-2 filed on April 22, 2005.

(24) Incorporated by reference to the Company's Registration Statement on Form SB-2 Amendment No. 3 filed on August 1, 2005.
* Filed herewith

ITEM 28. UNDERTAKINGS


(a) The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) to include any additional or changed material information with respect to the plan of distribution.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South Plainfield, New Jersey, on the 8th day of August, 2005.

                                ION NETWORKS, INC,


                                By:   /s/ Norman E. Corn
                                     -------------------------------------------
                                      Norman E. Corn
                                      CEO


Pursuant to the requirements of the Securities Act of 1933, registration statement has been signed below by or on behalf of the following persons in the capacities date indicated.

SIGNATURE                     TITLE

By: /s/ Norman E. Corn*       Chairman of the Board and       August 8, 2005
    ------------------------  Director
      Stephen Deixler

By: /s/ Norman E. Corn        Chief Executive Officer         August 8, 2005
    ------------------------
      Norman E. Corn

By: /s/ Patrick E. Delaney    Chief Financial Officer and     August 8, 2005
    ------------------------  Principal Accounting Officer
      Patrick E. Delaney

By: /s/ Norman E. Corn*       Director                        August 8, 2005
    ------------------------
      Frank S. Russo

By: /s/ Norman E. Corn*       Director                        August 8, 2005
    ------------------------
      Harry F. Immerman

* As attorney-in-fact